Exhibit 99.3

FORM LOCK-UP AGREEMENT

PURSUANT TO SECTION 5(m)

June 7, 2023

BofA Securities, Inc.

Barclays Capital Inc.

as a Representatives of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

c/o BofA Securities, Inc.

One Bryant Park

New York, New York 10036

c/o Barclays Capital Inc.

One Bryant Park

New York, New York 10036

Re:	Proposed Public Offering of Common Stock of Blue Bird Corporation

Ladies and Gentlemen:

The undersigned, a stockholder, officer and/or director of Blue Bird Corporation, a Delaware corporation (the “Company”), understands that BofA Securities, Inc. and Barclays Capital Inc. (together, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”), on behalf of the several underwriters to be named in Schedule A thereto (the “Underwriters”), with the Company and the Selling Stockholders to be listed in Schedule B thereto providing for the public offering (the “Public Offering”) of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In recognition of the benefit that the Public Offering will confer upon the undersigned as a stockholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Underwriter that, during the period beginning on the date hereof and ending on the date that is 60 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may:

(a)	transfer the undersigned’s Lock-Up Securities:

(i)	as a bona fide gift or gifts, or for bona fide tax or estate planning purposes;

(ii)	by will, other testamentary document or intestacy succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;

(iii)

to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family or affiliate of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(iv)

to any partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	to any immediate family member or any investment fund or other entity controlled or managed by the undersigned;

(vi)

if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition by the undersigned to its stockholders, limited partners, general partners, limited liability company members or other equityholders or to the estate of any such stockholders, limited partners, general partners, limited liability company members or equityholders; or

(vii)	by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

(viii)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above;

(ix)	pursuant to an order of a court or regulatory agency having jurisdiction over the undersigned;

(x)

to the Company or its subsidiaries upon death, disability or termination of employment or other service relationship with the Company or the undersigned’s failure to meet certain conditions set out upon receipt of such Lock-Up Securities, in each case, of the undersigned;

(xi)	as part of a sale of the undersigned’s Lock-Up Securities acquired in open market transactions after the closing date of the Public Offering;

(xii)

to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this lock-up agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the Registration Statement, the General Disclosure Package and the Prospectus,

(xiii)

pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of Common Stock involving a “Change of Control” (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity), provided that if such transaction is not consummated, the undersigned’s shares of Common Stock shall remain subject to the restrictions set forth herein, or

(xiv)	to the Underwriters pursuant to the Underwriting Agreement;

provided that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), (vi) and (viii), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this lock-up agreement, (B) in the case of any transfer or distribution pursuant to clause (a)(i), (iii), (iv), (v), (vi), (ix) and (xi) no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above) and (C) in the case of any transfer or distribution pursuant to clause (a)(ii), (vii), (viii), (ix) and (xii) it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such transfer or distribution shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer;

(b) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to plans described in the Registration Statement, the General Disclosure Package and the Prospectus; provided that any Lock-Up Securities received upon such exercise, vesting or settlement shall be subject to the terms of this lock-up agreement;

(c) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of Common Stock or warrants to acquire shares of Common Stock; provided that any such shares of Common Stock or warrants received upon such conversion shall be subject to the terms of this lock-up agreement; and

(d) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Lock-Up Securities; provided that (1) such plans do not provide for the transfer of Lock-Up Securities during the Lock-Up Period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan and any public announcement or filing under the Exchange Act made by any person regarding the establishment of such plan during the Lock-Up Period shall include a statement that the undersigned is not permitted to transfer, sell or otherwise dispose of securities under such plan during the Lock-Up Period in contravention of this lock-up agreement.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice, nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering, and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Nothing in this lock-up agreement shall prevent the undersigned from making a demand for, or exercising any right with respect to, the registration of the undersigned’s Common Stock, provided that (i) no sales of Common Stock shall be made in connection with any such demand or any such exercise by the undersigned or any of its affiliates prior to the expiration of the Restricted Period and (ii) no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with any such demand or any such exercise prior to the expiration of the Restricted Period; provided further that in no event shall the Company be permitted to take an action in violation of Section 3(h) of the Underwriting Agreement.

The undersigned understands that, if (1) prior to the execution of the Underwriting Agreement, the Company files an application to withdraw the Registration Statement related to the Public Offering, (2) the Underwriting Agreement does not become effective by June 30, 2023, (3) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (4) the Representatives on behalf of the Underwriters advises the Company, or the Company or any Selling Stockholders advise the Representatives, in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Public Offering, then as of such relevant date, this lock-up agreement shall terminate and the undersigned shall be released from all obligations under this lock-up agreement.

This lock-up agreement may be delivered via facsimile, e-mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This lock-up agreement and any claim, controversy or dispute arising under or related to this lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows.]

Very truly yours,

Signature	/s/ Adam Gray
Print Name:	Adam Gray

[Signature Page to Lockup Agreement]